                                                                    Exhibit 10.4

                      INTERCARRIER ROAMER SERVICE AGREEMENT
                      -------------------------------------

         THIS INTERCARRIER ROAMER SERVICE AGREEMENT (the "Agreement" ) is dated as of the 7th day of January, 1999 (the "Effective Date") by and between AT&T Wireless Services, Inc., on behalf of itself and its Affiliates (individually and collectively, "AWS") for the markets listed on Schedule 1 hereto, and Tritel, Inc., on behalf of itself and its Affiliates listed in Schedule 2 hereto (individually and collectively, "Tritel") for the markets listed on Schedule 3. AWS and Tritel are sometimes referred to, individually, as a "Party" and together as "Parties."

                                  R E C I T A L
                                  -------------

         WHEREAS, each of AWS and Tritel desires to make arrangements to facilitate the provision of voice and voice-related mobile wireless radiotelephone service to its Customers through the wireless radiotelephone facilities of the other Party in a manner providing a common look and feel and the appearance of seamlessness between the Parties' facilities, in accordance with the terms of this Agreement; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth and intending to be legally bound hereby, the Parties do hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS
                                   -----------

         As used in this Agreement, the terms below shall have the following meanings:

         Additional Features means the Features that are neither Core Features nor Future Core Features but that are offered by a Party to its Customers in its Home Service Area.

         Adopted Features means the Core Features and the Future Core Features.

         Affiliate means, with respect to a Party, any facilities-based CMRS operating company that (a) is controlled by or under common control with the Party, (b) is an entity in which the Party has at least fifty percent (50%) voting interest, (c) shares switching facilities with the Party, (d) is managed by the Party, or (e) is providing Service utilizing CMRS spectrum it has acquired from a Party.

         Approved CIBERNET Negative File Guidelines means the negative file guidelines appearing in the CIBER Record in effect from time to time.

         AT&T Wireless means AT&T Wireless Services, Inc., individually.

         Authentication means a process of determining whether a Roamer is an Authorized Roamer by using an algorithmic calculation and comparison prior to the Serving Carrier providing Service.

         Authorized Receipt Point or ARP means the location or address of the Party designated by the Home Carrier as the delivery point for its CIBER records and authorized agent for performing CIBER edits.

         Authorized Roamer means a Roamer using equipment and an assigned telephone number with the NPA/NXX combinations listed in accordance with Article VI below for whom the Serving Carrier has not received a negative notification in accordance with the provisions of this Agreement.

         AWS has the meaning set forth in the first paragraph of this Agreement.

         AWS System means the facilities owned and/or operated by AWS with which it provides Service anywhere within the United States.

         BTA means a geographic area designated by the FCC as a Basic Trading Area in which a PCS System may be operated, as described more specifically in 47 CFR 24.202 of the FCC rules and regulations.

         Cellular System means a wireless communication system that is operated pursuant to authority granted by the FCC under 47 CFR Part 22.

         CIBER means Cellular Intercarrier Billing Exchange Record.

         CIBER Record means the publication prepared by CIBERNET Corporation, a wholly-owned subsidiary of the Cellular Telecommunications Industry Association, as a service to the wireless communications industry. Unless specifically provided otherwise in this Agreement, all words and phrases defined in the CIBER Record shall have the meaning herein that they have therein.

         Clearinghouse means that entity which provides for the exchange of CIBER records and performs industry accepted CIBER edits, including edits to verify Industry Negative File information.

         CMRS means any Commercial Mobile Radio Service as authorized by the FCC.

         Core Features means the Features that, as of the Effective Date, AWS and Tritel have hereby agreed are necessary to implement to create a common look and feel and seamless subscriber service between the AWS System and the Mercury System, as evidenced by their listing in Schedule E-1 to Exhibit E attached hereto.

         Customer means an end-user of Service with which a Party has entered into an agreement to provide such Service, regardless of whether such Service is to be provided through the facilities of such Party.

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         Default has the meaning set forth in Section 13.1.

         Effective Date has the meaning set forth in the first paragraph of this Agreement.

         ESN means the Electronic Serial Number that is encoded in a wireless telephone set by the manufacturer and which is broadcast by such telephone.

         Equipment means phones, handsets, transmitters, terminals, control equipment and switches and other hardware and software required or useful to use Service, including phones and handsets Customers use in connection with Service.

         FCC means the Federal Communications Commission and any successor agency or authority.

         Features means voice and voice-related features and services available from a Party through its mobile wireless telecommunication system.

         Future Core Features means the Features that are either listed on Schedule E-2 to Exhibit E or are agreed upon in the future by the Parties pursuant to Section 10.3.2 as necessary to maintain a common look and feel, and seamless subscriber service, between the AWS System and the Mercury System, and which the Parties agree will be supported by both of their Systems, on the terms and conditions of this Agreement, in the same manner as the Core Features.

         General Availability means the date upon which the technology and products that comprise any Future Core Features are commercially available from the vendors of such technology and product(s), and such Feature has successfully completed and passed the first application in the System of the Party seeking to implement such features and is ready for live commercial deployment.

         Home Carrier means a Party who is providing Service to its registered Customers in a geographic area where it holds a license or permit to construct and operate a mobile wireless radiotelephone system and station.

         Home Service Area means the geographic area in which a Home Carrier is licensed to provide Service.

         Implementation Plan has the meaning set forth in Section 10.4.

         Industry Negative File means the negative file maintained by the authorized Clearinghouses in accordance with approved CIBERNET Negative File Guidelines.

         Mercury Service Area means the geographic area in which Tritel and those of its Affiliates now or hereafter listed on Schedule 2 provide Service.

         Mercury System means the facilities owned and/or operated by Tritel with which it provides Service anywhere within the Mercury Service Area.

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         MIN means the "Mobile Identification Number" which is assigned by a
Home Carrier to each of its registered Customers.

         MOU means a minute of usage, with any portion thereof being rounded up to the next full minute.

         MSA means a geographic area designated by the FCC as a Metropolitan Service Area in which a Cellular System may be operated, as described more specifically in 47 CFR 22.909 of the FCC rules and regulations.

         MTA means a geographic area designated by the FCC as a Major Trading Area in which a PCS System may be operated, as described more specifically in 47 CFR 24.202 of the FCC rules and regulations.

         NPA/NXX combinations means the six-digit numerical combinations assigned by regulatory authorities to identify the area code and telephone number prefix for Service.

         PCS System means a wireless communication system that is operated pursuant to authority granted by the FCC under 47 CFR Part 24.

         Parties and Party have the meanings set forth in the first paragraph of this Agreement.

         Roamer means a Customer of one Party who seeks Service from the other Party within the geographic area served by the other Party, regardless of whether Service also is offered in that area by the Party whose Customer is seeking Service.

         RSA means a geographic area designated by the FCC as a Rural Service Area in which a Cellular System may be operated, as described more specifically in 47 CFR 22.909 of the FCC rules and regulations.

         Service means telecommunications service for the transmission and reception of voice and voice-related features provided by means of radio frequencies that are or may be licensed, permitted or authorized now or in the future by the FCC for use by a Cellular System or a PCS System, and in respect of which service the user equipment is capable of and intended for usage during routine movement, including halts at unspecified points, at more than one location throughout a wide area public or private wireless network. Unless otherwise specifically agreed by the Parties, Service shall include personal base station services but, by way of example and without limitation, does not include fixed wireless services, two-way messaging wireless services (NBPCS), video broadcasting wireless services, television services (whether cable, broadcast or direct broadcast satellite), broadcast radio services, interactive informational or transactional content services such as on-line content network services, Internet based services, satellite based communications services, and air to ground communications services.

         Serving Carrier means a Party who provides Service for registered Customers of another Party while such Customers are in the geographic area where the Serving Carrier, directly or through subsidiaries, provides Service.

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         TDMA means the present and future North American Time Division Multiple
Access standard which is set by the Telecommunications Industry Association (which at the Effective Date is IS-136), which is the essential radio frequency technical method for digital wireless telephone operations upon which the Service and equipment related thereto are designed to operate.

         Tritel has the meaning set forth in the first paragraph of this Agreement.

         User Interface means the process, functional commands, and look and feel by which a Customer operates and utilizes the Adopted Features, including the sequence and detail of specific commands or service codes, the detailed operation and response of Equipment to the sequence of keys pressed to effect subscriber Equipment functions, and the response of subscriber Equipment to the activation of these keys, or in response to signals or data from either the Mercury System or the AWS System. Furthermore and for greater certainty, such definition shall include without limitation, the manner in which information is displayed on the screen of a phone used for Adopted Features, announcement tones or messages occur, and service or feature codes that must be dialed. The origins of the information presented to the user may be the user Equipment, or the AWS System or the Mercury System, or both.

                                   ARTICLE II

                              PROVISION OF SERVICE
                              --------------------

         2.1 Each Party shall provide, to any Authorized Roamer who so requests, in accordance with its own ordinary requirements, restrictions, practices, and tariffs, if applicable, and with the terms and conditions of this Agreement, any and all types of Service that such Party provides to its own Customers within its Service Area; provided that, no Party shall be required to provide features other than Core Features and Future Core Features. At a minimum, such Service shall include voice communications capability, as well as any other types of Service required by this Agreement, including without limitation Article X hereof.

         2.2 Notwithstanding anything in this Agreement to the contrary, a Serving Carrier may suspend or terminate Service to an Authorized Roamer in accordance with the terms of its own ordinary requirements, restrictions, practices, and tariffs, if any, but such suspension or termination shall not affect the rights and obligations of the Parties for Service furnished hereunder prior to such termination or suspension.

         2.3 In connection with its Service to Roamers, no Serving Carrier shall use recorded announcements or other inducements for an Authorized Roamer to discontinue the Service of its Home Carrier or, unless otherwise authorized herein, Roamer's use of a Serving Carrier's system.

         2.4 In the event that an operating entity becomes an Affiliate of a Party after the date of this Agreement, such Party may add such operating entity to Schedule 1 or Schedule 2, as the case may be, upon written notice to the other Party, at which time (a) the Customers of such entity shall be entitled to Service as Roamers from the other Party on the terms and conditions of this Agreement and (b) such operating entity shall provide Service to Customers of the other

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Party who are Authorized Roamers, although the other Party is not obligated to request such Service or to require its Customers to request such Service.

         2.5 Tritel shall maintain a membership in the North American Cellular Network throughout the term of this Agreement.

                                  ARTICLE III

                                RELATED SERVICES
                                ----------------

         3.1 Tritel and its Affiliates listed in Schedule 2 shall not market, offer, provide, or resell interexchange services, except (i) interexchange services that constitute Company Communication Services (as defined in the Company's Stockholders Agreement dated as of the date hereof) and (ii) interexchange services procured from AT&T Corp. or an Affiliate thereof designated by AT&T Corp. Such interexchange services shall be provided by AT&T Corp. or such Affiliate at the same rates as the rates charged by AT&T Corp. or such Affiliate to other similarly situated carriers. It is anticipated that such services will be provided by AT&T Corp. or such Affiliate pursuant to an agreement incorporating such rates.

         3.2 AWS and Tritel agree that Tritel shall participate in AWS's National Account Program ("NAP"). A copy of AWS's standard NAP agreement, has been provided to Tritel. Promptly following the execution of this Agreement, AWS and Tritel shall negotiate in good faith the terms of such agreement, with the goal of executing the agreement by April 1, 1999.

                                   ARTICLE IV

                                CUSTOMER SERVICE
                                ----------------

         4.1 Throughout the Mercury Service Area, Tritel will provide customer service meeting or exceeding the standards set forth on Exhibit A.

         4.2 The Parties agree to work together in good faith to develop the means by which a Serving Carrier can route to a Customer's Home Carrier a 611 customer service call received from a Customer of the other Party while roaming on the Serving Carrier's System. Upon and subject to the development of such technology, the Parties to implement such technology to the extent commercially feasible.

                                   ARTICLE V

                                     CHARGES
                                     -------

         5.1 Each Home Carrier, whose Customers (including the Customers of its resellers) receive service from a Serving Carrier as Authorized Roamers under this Agreement, shall pay to the Serving Carrier who provided such service 100% of the Serving Carrier's charges for CMRS and one hundred percent (100%) of the toll charges pursuant to Exhibit C. The amount of the

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charges for the use of each Serving Carrier's Service are set forth in Exhibit C attached to this Agreement.

                                   ARTICLE VI

                             EXCHANGE OF INFORMATION
                             -----------------------

         6.1 Exhibit D to this Agreement is a list furnished by the respective Parties of the valid NPA/NXX combinations used by their respective Customers. These combinations shall be accepted by the other Party. Each NPA/NXX combination is and shall be within the entire line range (0000-9999), or a specified portion thereof. The minimum line range to be exchanged by the Parties shall be 1,000 line numbers. Each Party shall be responsible for all billings otherwise properly made under this Agreement to any number listed by such Party within the range or ranges specified by it in Exhibit D. Additions, deletions, or changes to NPA/NXX combinations and line number range(s) for the Home Carrier's Customers may be made upon at least fifteen (15) days prior written notice to the Serving Carrier. Such notice shall be in the form attached as Exhibit D to this Agreement and shall include the requested effective date for the addition, deletion or change. The provisions of this Section 6.1 are subject to the provisions of Section 3.3 with respect to the specific NPA/NXXs addressed in that Section.

         6.2 Each Party shall provide to the other Party a list of MINs (from among those within the NPA/NXX combination(s) identified pursuant to Section 6.1 hereof) and ESNs (of the telephones to which the other Party is not authorized to provide Service pursuant to this Agreement), which shall be entered into the Industry Negative File. The approved CIBERNET Negative File Guidelines, as amended from time to time, shall be the governing criteria for the Parties. Thereafter, from time to time, as agreed by the Parties, each Party shall notify each other Party of all additions to, and deletions from, these lists for the Customers of that particular Party. Such notifications shall be made during normal business hours of the Party being notified by facsimile or by telephone with a written confirmation and shall be effective one (1) hour after receipt.

         6.3 Each Party hereby agrees to indemnify the other Party, together with its partners and any and all of their officers, directors, employees, agents and/or affiliates, against, and hold them harmless from, any and all claims, suits, demands, losses and expenses, including reasonable attorneys' fees and disbursements, which may result in any way whatsoever from the indemnified Party's denial of Roamer or local Service to any NPA/NXX and MIN combination which has been listed by the indemnifying Party as not being authorized to receive Service.

         6.4 Customers from the lists as referred to in Section 6.2 hereof, but in all such cases, such purging or deletion must be done in accordance with the approved CIBERNET Negative File Guidelines. If purging or deletion of numbers is done prior to the time periods established by such Guidelines, or through procedures not otherwise set forth, in the approved CIBERNET Negative File Guidelines, the Party implementing the purge or deletion will assume financial liability for any charges incurred by those numbers. All purges or deletions made pursuant to this Section 6.4 shall be given through the Parties and shall be in the form mutually agreed upon

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by the Parties and effective as of the time established by the approved CIBERNET
Negative File Guidelines (unless otherwise modified by mutual agreement of the Parties.)

         6.5 Upon the implementation of wireless number portability in any portion of either the AWS System or the Mercury System, the Parties shall cooperate in establishing an alternative method for exchanging ESN, MIN, and NPA/NXX information required to permit roaming by the other Party's Customers in their respective systems.

                                  ARTICLE VII

                                      FRAUD
                                      -----

         7.1 The Parties will cooperate and, as necessary, supplement this Agreement in order to minimize fraudulent or other unauthorized use of their systems. If any Party reasonably decides that, in its sole judgment, despite due diligence and cooperation pursuant to the preceding sentence, fraudulent or other unauthorized use has reached an unacceptable level of financial loss and is not readily remediable, such Party may suspend the use of applicable NPA/NXX combinations, in whole or in part, pursuant to the terms of this Agreement.

         7.2 Each Party shall take reasonable actions to control fraudulent Roamer usage, including without limitation using a positive validation/verification ("PV") system provided by a mutually agreed upon validation/verification service under which the ESN, MIN and/or NPA/NXX used in a call in the Serving Carrier's system is compared against a list of Authorized Roamers. The Parties shall work together in good faith to implement a PV system and enhancements thereto or alternative systems as they shall agree in the future. The Home Carrier shall have no responsibility or liability for calls completed by a Serving Carrier without obtaining positive validation/verification as required herein. If the Serving Carrier provides pre-call validation of the Home Carrier's Customers, the Home Carrier agrees to implement Negative File Suppression at the Clearinghouse and the CIBERNET Negative File Guidelines and procedures do not apply.

         7.3 In addition to other procedures set forth in this Agreement, a Home Carrier may notify a Serving Carrier by facsimile, with written confirmation, that certain NPA/NXX combinations are not to receive Service. Any calls completed using such NPA/NXX combinations made one full business day or more after such notice has been given shall be the sole responsibility of the Serving Carrier, and the Home Carrier shall not be charged any amount for such calls.

         7.4 Each Serving Carrier shall use commercially reasonable efforts to provide each Home Carrier with real-time visibility of call detail records delivered through a network compatible with AWS's network. Such information shall be delivered within one hour of the applicable call. In the event that the Serving Carrier provides such a real-time visibility system, the Serving Carrier shall not be liable in any event for a temporary failure of the system unless the Serving Carrier has been notified of such failure by the Home Carrier and the Serving Carrier does not take commercially reasonable steps to remedy the failure. If the Serving Carrier has been so notified and has failed to take such commercially reasonable steps, the Serving Carrier

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shall be liable for all unauthorized usage attributed to Home Carrier's subscribers during the period from the time Serving Carrier was notified of the problem to the time that the problem has been resolved to the reasonable satisfaction of the Home Carrier.

         7.5 For purposes of notification under this Article VII, the following addresses and facsimile numbers shall be used:

             If to AWS:         AT&T Wireless Services, Inc.
                                5000 Carillon Point
                                Kirkland, WA 98033
                                Attn:   Billing and ICS Operations
                                Tel. No. 425-827-4500
                                Fax No. 425-828-1390

             If to Tritel:      Tritel, Inc.
                                1080 River Oaks Drive
                                Suite B-100
                                Jackson, MS 39208
                                Attn:    Chief Executive Officer
                                Tel. No. 601-936-0893
                                Fax No.  601-936-6045

         Each Party may change the names, addresses and numbers set forth above by providing notice to the other Party as provided in Article XVI below.

                                  ARTICLE VIII

                                     BILLING
                                     -------

         8.1 Each Home Carrier shall be responsible for billing to, and collecting from, its own Customers all charges that are incurred by such Customers as a result of service provided to them as Authorized Roamers by the Serving Carrier. The Home Carrier shall also be responsible for billing its Customers for, and remitting to, the Federal Government all federal excise tax that may be due in connection with the service being billed by it to its Customers. While the Serving Carrier will be responsible for the computation and remittance of all state and local taxes, each Home Carrier shall be liable to the Serving Carrier for all such state and local taxes remitted by the Serving Carrier, for Authorized Roamers regardless of whether these amounts are paid to the Home Carrier by its Customers.

         8.2 Each Serving Carrier who provides Service to an Authorized Roamer pursuant to this Agreement shall forward Roamer billing information, within five business days of the call date, in accordance with the procedures and standards set forth in the CIBER Record to the Home Carrier's Authorized Receipt Point. CIBER Type 50 and CIBER Type 70 records shall not be accepted without mutual signed agreement and if such mutual agreement is reached it will be attached to this Agreement. Any future revisions of the CIBER Record or additional record types must be mutually agreed upon before implementation. In the event the parties use the

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CIBERNET Net Settlement Program, or alternative settlement program such information must be in a format in compliance with the CIBER Record requirements or agreed upon format.

         8.3 Where the Authorized Roamer billing information required to be provided by the Serving Carrier in accordance with Section 8.2 above is not in accordance with the CIBER Record, the Home Carrier may return a record to the Serving Carrier as provided in the CIBER Record. Returning the defective record will be in accordance with CIBER Record established procedures. The Serving Carrier may correct the defective record and return it to the Home Carrier for billing, provided that the time period from the date of the Service call at issue to the receipt of the corrected record does not exceed sixty (60) days.

         8.4 No credit for insufficient data or defective records shall be permitted except as provided in Section 8.3 above, unless mutually agreed upon by both Parties.

         8.5 Each Home Carrier may at its discretion perform any necessary edits at its Clearinghouse on incollect or outcollect call records to ensure compliance with the terms of this Agreement.

                                   ARTICLE IX

                                   SETTLEMENT
                                   ----------

         9.1 Each Party will settle its accounts with the other Parties on the basis of billing information received as described in this Article IX. In the event both Parties use a net financial settlement procedure, the Parties shall not submit a paper invoice but will make payments in accordance with such net financial settlement procedures provided that the Parties may submit call records for payment that relate to calls made more than sixty (60) days from the date of the call if such call was the subject of a dispute or investigation regarding fraudulent or unauthorized use.

         9.2 If an incorrect roaming rate is charged by the Serving Carrier to the Home Carrier, the Serving Carrier shall refund all amounts in excess of the contract rate back to the Home carrier within forty five days of notification by the Home Carrier. Each carrier shall have ninety (90) days from the end of the settlement period to invoice for amounts in excess of the contract rate. The Home Carrier will send a collection letter within sixty (60) days of the invoice date, within ninety (90) days of the invoice date, and within one hundred (120) days of the invoice date. If the invoice remains unpaid after one hundred twenty
(120) days from the original invoice date, the Home Carrier may withhold the amounts from the CIBERNET Net Settlement Program or alternative settlement program.

         9.3 In the event that either Party does not use a net financial settlement procedure, the billing and payment for charges incurred under this Agreement shall be as set forth below.

             9.3.1 The parties shall determine amounts owed to each other for Service provided to Roamers in one-month periods with the end of such period beginning on the sixteenth of each calendar month and ending on the fifteenth of the following month in which Service is provided. The end of this Period shall be referred to as "Close of Billing."

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             9.3.2 The Parties shall send each other an invoice for Services used under this Agreement within fifteen (15) days after the Close of Billing.

             9.3.3 Each invoice shall contain the following information.

                   a.  Billing period used by Serving Carrier
                   b.  Batch sequence number
                   c.  Serving and Home Carrier System Identification Number
                   d.  Air Service charges
                   e.  Total toll charges (both intrastate and interstate)
                   f.  All other charges and credits
                   g.  Total taxes
                   h.  Total charges

             9.3.4 Payment on such invoices shall be made in the form of a check or a wire transfer which must be received by the invoicing party within thirty
(30) days from the date of the invoice. Late payments shall be charged with a late payment fee of one and one half percent (1.5%) of the outstanding balance for each thirty-day period (or portion thereof) that such payments are late.

             9.3.5 Each Party may offset the amount owed to the other Party under this Agreement and a single payment of the balance to the Party entitled to receive such balance shall be made.

                                   ARTICLE X

                                INTEROPERABILITY
                                ----------------

         10.1 The Parties agree that their respective obligations under this Agreement related to the interoperability of their Systems shall be construed in accordance with the following general principles:

             10.1.1 The Parties agree, confirm and acknowledge that one of their primary objectives in entering into this Agreement is to promote the establishment and operation throughout the United States of a mobile wireless service that is TDMA-based and that will appear to their respective subscribers as a single Mobile Wireless System with a common User Interface pertaining to the Adopted Features, and that they intend to achieve such purpose and objective as set forth in, and subject to the terms and conditions of, this Agreement.

             10.1.2 The Parties agree that each of their respective obligations, duties, rights and entitlements pursuant to this Agreement shall be interpreted, to the extent such interpretation is required to resolve any dispute or uncertainty concerning this Agreement, in a manner that is reasonably consistent with, and which reasonably supports, the purpose and objective of this Agreement as set out in Section 10.1.1.

             10.1.3 The Parties agree that they each shall, in good faith, work together, cooperate, and use the rights that they each have granted the other under this Agreement for the purposes set out in Section 10.1.1 and on the terms and conditions of this Agreement.

             10.2 The Parties each acknowledge and confirm that their digital standard for their respective Systems is currently (as of the Effective Date) TDMA. In addition, Tritel shall maintain its commitment to TDMA as Tritel's digital standard for the Mercury System for so long as, and to the extent that, AWS maintains its commitment to TDMA as AWS's digital standard. AWS agrees that in the event it may exercise its discretion to no longer remain committed to TDMA as its digital standard, it shall inform Tritel of that decision by no later than six months prior to the implementation of any non-compatible interface. Upon the implementation of any such non-compatible interface, Section
2.5 of this Agreement shall immediately terminate.

             10.3 Each of the Parties agrees that it shall operate and support its TDMA-based System, to the extent and in substantially all of the geographic area in which installed, to ensure that the other Party's Customers can use the Adopted Features when roaming on the Serving Carrier's System in the same manner that such Customers use such Adopted Features on the Home Carrier's System.

             10.3.1 Each Party shall, at its own expense and from the date that operation of its TDMA-based System commences, implement the Core Features.

             10.3.2 Each Party shall, at its own expense, implement those Future Core Features listed on Schedule E-2 to Exhibit E in accordance with the schedule set forth in Schedule E-2. Each Party shall, at its own expense, implement such additional Future Core Features that are agreed upon by the Parties within one (1) year after the General Availability of such Future Core Features, provided that, and subject to such Party's determination, in its sole and absolute discretion, that such implementation is both financially feasible and economically viable, and consistent with such Party's objective of maximizing its financial performance. In the event that a Party opts not to adopt a Future Core Feature in accordance with this Section 10.3.1, it shall promptly notify the other Party of that decision. Future Core Features shall be implemented in accordance with this Section in the areas specified for each respective Party in Section 10.3.1.

             10.3.3 Each Party shall have the right, in its sole discretion to adopt and implement (at such Party's own expense) Additional Features upon reasonable prior written notice to the other Party, but the other Party shall have no obligation to support any Additional Features.

             10.3.4 Tritel shall comply with the network Standards with respect to the Core Features and Future Core Features that are set out in Schedule E-3 to Exhibit E attached hereto.

             10.3.5 In addition to and without affecting the standards established pursuant to Article IV, the Customer service Standards with which the Parties shall comply with respect to the Core Features and Future Core Features shall be subject to the mutual agreement of both of

AWS and Tritel. Tritel and AWS agree that they shall, promptly after the Effective Date, negotiate such Standards in good faith.

         10.4 In order to facilitate performance by each of the Parties of their obligations under this Article X, the Parties agree to exchange and share information with each other as follows, except that nothing contained herein shall be construed to require a Party to exchange information that the Party considers confidential or proprietary:

             10.4.1 Subject to Article XVII of this Agreement, the Parties shall provide each other, on a reasonably prompt basis, with all information and materials that either has a right to disclose that is necessary to meet the interoperability standards set forth in this Article X, including without limitation the following information:

             System Engineering:

             Minimum Standards for Systems

             Features:

             Capability description of present Core Features and other Features

             o   User Interface (codes)
             o   Implementation procedures
             o   Roaming requirements
             o   Feature functionality design documents

             Research and Development:

             o   operational test results
             o   operational defects and bugs
             o   remedial/back-up plans
             o   operational, functional and technical specifications
             o   all related documentation
             o   systems integration

             10.4.2 Each Party agrees that it shall, in performing its obligations to provide the other Party with information in accordance with
Section 10.4, act reasonably, and in good faith toward the other Party.

             10.4.3 Nothing contained herein is intended or should be construed to constitute the transfer or grant by one Party to the other of any ownership, license, or other rights of or to any trade secret, know-how, or other intellectual property by one Party to the other.

         10.5 Each Party shall provide for automatic call delivery for Customers of the other Party who are Roamers in such Party's system. To this end, each Party shall continuously provide the hardware, software and transmission facilities required for such call delivery either directly between the systems of the Parties or indirectly through a separate network of wireless communications carriers. The hardware, software and transmission facilities provided by each

Party hereunder shall at all times be operated and maintained to provide the most efficient level of service that is technically feasible and commercially reasonable to minimize transmission errors and Service interruptions.

         10.6 To the extent that each Home Carrier's Customers may use the system of a Serving Carrier, the Parties shall provide for automatic call hand-off between such Home and Serving Carrier's systems. To this end, each Party shall continuously provide the hardware, software and transmission facilities required for such call hand-off either directly between the systems of such Home and Serving Carrier or indirectly through a separate network of wireless communications carriers. The hardware, software and transmission facilities provided by each Party hereunder shall at all times be operated and maintained to provide the most efficient level of service that is technically feasible and commercially reasonable to minimize transmission errors and Service interruption.

         10.7 The Parties will work together to evaluate the economic advantage of various switch linking options to interconnect and facilitate networking of the Parties' respective Systems as required by this Agreement. Should the Parties agree to install and maintain linking facilities, the cost of the linking facilities shall be allocated pursuant to the following provisions:

             10.7.1 AWS and Tritel will each pay one-half of the equipment costs for the establishment of microwave facilities to link the Parties' respective Systems for the purposes of automatic call delivery and automatic call hand-off. Each Party is solely responsible for the costs of preparing its own facilities for the System link.

             10.7.2 Equipment costs for the establishment of a landline link (T-1) to link the Parties' respective Systems together for these purposes shall be split between the Parties as follows:

                  (a) AWS and Tritel shall each pay one-half of the cost for the installation, use, modification, or discontinuance of the linking facilities. Each party is solely responsible for all costs to prepare its own facilities for the link between the Systems.

                  (b) For ease of administration, AWS will order and be the customer of record ("COR") for such facilities. Tritel will reimburse AWS monthly for its share of the recurring costs of such facilities. The COR shall be responsible for invoicing the other Party for its share of the costs, with payment due within 30 days of receipt of the invoice.

             10.7.3 .7.3 The Parties agree that this Section 10.7 relates only to those costs necessary to establish the referenced facilities. This section is not applicable to the allocation of costs with respect to the provision of service for each Parties Customers.

         10.8 The Parties acknowledge that they do not currently have the technical systems in place to allocate charges for cellular service provided by a Carrier when a Customer's call is handed off from one System to another. The Parties agree that the revenues and costs for a call belong to the Party whose System operates the originating Cell Site (the "Bill and Keep System").

         10.9 Neither of the Parties will be liable for nonperformance or defective performance of its obligations under this Article X to the extent and for such periods of time as such nonperformance or defective performance is due to reasons outside such Party's control, including, without limitation, acts of God, war, acts of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes. Neither Party shall be required to settle any labor dispute in any manner which is deemed by that Party to be less than totally advantageous, in that Party's sole discretion.

                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         11.1 AWS hereby represents and warrants to Tritel that:

             11.1.1 AT&T Wireless is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. AT&T Wireless has all requisite power and authority to execute and deliver this Agreement and to cause this Agreement to be the binding obligation, to the extent provided herein, of those of its Affiliates listed on Schedule 1 or added to Schedule 1 hereafter in accordance with Section 2.4.

             11.1.2 This Agreement is the legal, valid, and binding obligation of AT&T Wireless, enforceable against AT&T Wireless in accordance with its terms, except that such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles of law and the discretion of any court or arbitral body before which any related proceeding may be brought.

             11.1.3 The execution, delivery, and performance of this Agreement by AT&T Wireless does not and will not conflict with or result in a material default, suspension, or termination of any agreement, contract, obligation, license, or authorization with or granted by any third party or governmental body.

         11.2 Tritel hereby represents and warrants to AWS that:

             11.2.1 Tritel is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Tritel has all requisite power and authority to execute and deliver this Agreement and to cause this Agreement to be the binding obligation, to the extent provided herein, of those of its Affiliates listed on Schedule 2 or added to Schedule 2 hereafter in accordance with Section 2.4.

             11.2.2 This Agreement is the legal, valid, and binding obligation of Tritel, enforceable against Tritel in accordance with its terms, except that such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles of law and the discretion of any court or arbitral body before which any related proceeding may be brought.

             11.2.3 The execution, delivery, and performance of this Agreement by Tritel does not and will not conflict with or result in a material default, suspension, or termination of any agreement, contract, obligation, license, or authorization with or granted by any third party or governmental body.

                                  ARTICLE XII

                  TERM, TERMINATION AND SUSPENSION OF AGREEMENT
                  ---------------------------------------------

         12.1 This Agreement shall have a term commencing on the Effective Date and continuing for a period of twenty (20) years. Thereafter, this Agreement shall continue in force on a month-to-month basis unless either party terminates the Agreement by written notice to the other party given at least 90 days prior to the date of termination. Otherwise, this Agreement may be terminated or suspended only as provided in this Article XII.

         12.2 This Agreement may be terminated or suspended by either Party immediately upon written notice to the other of a Default by the other Party. In addition, either Party may suspend this Agreement immediately upon written notice to the other Party pursuant to Section 13.1.1 of the existence of a breach of this Agreement which materially affects the Service being provided to Customers of the non-breaching Party. While any suspension is in effect, the obligations of the Parties shall be only those that survive termination and to work together to resolve as expeditiously as possible any difficulty that resulted in a suspension. At such time as the Party originally giving notice of suspension concludes that the problem causing the suspension has been resolved, that Party shall give to the other written notice to this effect. This Agreement shall resume in full effect within five (5) business days after the Parties have mutually agreed that the problem has been resolved.

         12.3 The Parties shall cooperate to limit the extent and effect of any suspension of this Agreement to what is reasonably required to address only the cause of such suspension. In such event, the notifying Party shall defend, indemnify and hold harmless the other Party and the other Party's officers, directors, employees, agents and representatives from any claims by any person or entity relating to such suspension of Service.

         12.4 In the event that a Party transfers control of an Affiliate listed in Schedule 1 or Schedule 2, as the case may be, the Party shall provide at least four months' prior written notice to the other Party and upon such transfer such Affiliate shall be deleted from the appropriate Schedule, but doing so will not relieve a Party of its obligations under Section 14.1.

         12.5 The termination or suspension of this Agreement shall not affect the rights and liabilities of the Parties under this Agreement with respect to all Authorized Roamer charges incurred prior to the effective date of such termination or suspension.

                                  ARTICLE XIII

                                     DEFAULT
                                     -------

         13.1 A Party will be in "Default" under this Agreement upon the occurrence of any of the following events:

             13.1.1 Material breach of any material term of this Agreement, if such breach shall continue for thirty (30) days after receipt of written notice thereof from the nonbreaching Party;

             13.1.2 Voluntary liquidation or dissolution or the approval by the board of directors or stockholders of a Party of any plan or arrangement for the voluntary liquidation or dissolution of the Party;

             13.1.3 A final order by the FCC revoking or denying renewal of CMRS licenses or permits granted to such Party which, individually or in the aggregate, are material to the business of such Party; or

             13.1.4 Such Party (i) filing pursuant to a statute of the United States or of any state, a petition for bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee for all or a portion of such Party's property, (ii) has filed against it, pursuant to a statute of the United States or of any state, a petition for bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee for all or a portion of such Party's property, provided that within sixty (60) days after the filing of any such petition such Party fails to obtain a discharge thereof, or (iii) making an assignment for the benefit of creditors or petitioning for, or voluntarily entering into, an arrangement of similar nature, and provided that such filing, petition, or appointment is still continuing.

         13.2 All claims and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement, including but not limited to a claim based on or arising from an alleged tort, shall be resolved as provided in this Section 13.2. It is the intent of the Parties that any disagreements be resolved amicably to the greatest extent possible.

             13.2.1 If a disagreement cannot be resolved by the representatives of the Parties with day-to-day responsibility for this Agreement, such matter shall be referred to an executive officer of each of the Parties. The executive officers shall conduct face-to-face negotiations at a neutral location or such other location as shall be mutually agreed upon. If these representatives are unable to resolve the dispute within ten business days after either Party requests the involvement of the executive officers, then either Party may, but is not required to, refer the matter to mediation or arbitration, as applicable in accordance with Sections 13.2.2 and 13.2.3.

             13.2.2 In any case where the amount claimed or at issue is One Million Dollars ($1,000,000) or more and the Parties are unsuccessful in resolving the disagreement, the Parties agree to submit the disagreement to non-binding mediation upon written notification by either Party. The Parties shall mutually select an independent mediator experienced in telecommunications system disputes. The specific format for the mediation shall be left to the discretion of the mediator. If mediation does not result in resolution of the disagreement within thirty days of the initial request for mediation, then either Party may, but is not required to, refer the matter to arbitration.

             13.2.3 Any disagreement not finally resolved in accordance with the foregoing provisions of this Section 13.2 shall, upon written notice by either Party to the other, be resolved by final and binding arbitration. Subject to this Section 13.2.3, such arbitration shall be conducted through, and in accordance with the rules of, JAMS/Endispute. A single neutral arbitrator shall decide all disputes. Each Party shall bear its own expenses with respect to the arbitration, except that the costs of arbitration proceeding itself, including the fees and expenses of the arbitrator, shall be shared equally by the Parties. The arbitration shall take place in a neutral location selected by the arbitrator. The arbitrator may permit discovery to the full extent permitted by the Federal Rules of Civil Procedure or to such lesser extent as the arbitrator determines is reasonable. The arbitrator shall be bound by and strictly enforce the terms of this Agreement. The arbitrator shall make a good faith effort to apply applicable law, but an arbitration decision and award shall not be subject to review because of errors of law. The arbitrator shall have the sole authority to resolve issues of the arbitrability of any disagreement, including the applicability or running of any applicable statute of limitation. The arbitrator shall not have power to award damages in connection with any dispute in excess of actual compensatory damages nor to award punitive damages nor any damages that are excluded under this Agreement and each party irrevocably waives any claim thereto. The award of any arbitration shall be final, conclusive and binding on the Parties. Judgment on the award may be entered in any court having jurisdiction over the Party against which the award was made. Nothing contained in this Section 13.2.3 shall be deemed to prevent either party from seeking any interim equitable relief, such as a preliminary injunction or temporary restraining order, pending the results of the arbitration. The United States Arbitration Act and federal arbitration law shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

ARTICLE XIV

                             SUCCESSORS AND ASSIGNS

         14.1 Neither Party may, directly or indirectly, sell, assign, transfer, or convey its interest in this Agreement or any of its rights or obligations hereunder, including any assignment or transfer occurring by operation of law, without the written consent of both Parties, except that (i) either Party may assign or delegate this Agreement or any of its rights or obligations hereunder to an Affiliate of such Party without the consent of the other Party, but such assignment or delegation will not relieve the Party of any of its obligations hereunder and (ii) in the event that a Party sells, assigns or transfers control of any System or portion thereof operated by the Party, including any Affiliate listed on Schedule 1 or 2, it shall be a condition to such transfer that the transferee assumes this Agreement insofar, and only insofar, as it relates to the operation of the transferred System or portion thereof and the transferee shall have no right to extend the provisions of this Agreement to any other operations of the transferee.

         14.2 No person other than a Party to this Agreement shall acquire any rights hereunder as a third-party beneficiary or otherwise by virtue of this Agreement.

                                   ARTICLE XV

                NO PARTNERSHIP OR AGENCY RELATIONSHIP IS CREATED
                ------------------------------------------------

         Nothing contained in this Agreement shall constitute the Parties as partners with one another or render any Party liable for any debts or obligations of any other Party, nor shall any Party hereby be constituted the agent of the other Party.

                                  ARTICLE XVI

                     NOTICES AND AUTHORIZED REPRESENTATIVES
                     --------------------------------------

         Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered by hand delivery, certified mail (postage prepaid, return receipt requested), telex, facsimile, or overnight air delivery service, as follows:

         If to AWS, to:       AT&T Wireless Services, Inc.
                              5000 Carillon Point
                              Kirkland, WA 98033
                              Attn:   Intercarrier Services

         with a copy to:      AT&T Wireless Services, Inc.
                              5000 Carillon Point
                              Kirkland, WA 98033
                              Attn:   Legal Department

         If to Tritel, to:    Tritel, Inc.
                              1080 River Oaks Drive
                              Suite B-100
                              Jackson, MS 39208
                              Attn:     Chief Executive Officer
                              Copy to:  Cheryl McCullouch
                              Tel. No.  601-936-0893
                              Fax No.   601-936-6045

or such other address as any Party may from time to time furnish to the other Party by a notice given in accordance with the terms of this Section. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when receipt is confirmed, if by facsimile and received by 3:00 p.m. local time on any business day and otherwise on the next business day; and the next business day if sent by overnight air delivery service.

                                  ARTICLE XVII

                                 CONFIDENTIALITY
                                 ---------------

         17.1 Each Party shall, and shall cause each of its Affiliates and each of its and their employees, agents, and contractors, to keep confidential and not use for any purpose except as contemplated by this Agreement, any and all information and know-how provided to it by the other Party which is identified in writing as confidential ("Confidential Information"). Identification of information as confidential shall, in the case of information delivered in tangible form, appear on at least the face or first page of such information and, in the case of information communicated verbally, be given verbally contemporaneously with the delivery of the information and confirmed in writing within five business days thereafter. Notwithstanding the foregoing, the following information shall be treated as Confidential Information without any further identification as such: (i) The terms, but not including the mere existence, of this Agreement; and (ii) all information exchanged pursuant to
Article VI.

         Notwithstanding Section 17.1, a Party shall have no obligation to keep confidential any information that (a) was rightly in the receiving Party's possession before receipt from the disclosing Party, (b) is or becomes a matter of public knowledge without violation of this Agreement by the receiving Party,
(c) is rightfully received by the receiving Party from a third party rightfully in possession of, and with a right to make an unrestricted disclosure of such information, (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party, or is independently developed by the receiving Party without the use of any Confidential Information. In addition, a Party may disclose any Confidential Information to the extent required by applicable law or regulation or by order of a court or governmental agency; provided, that prior to disclosure the Party shall use all reasonable efforts to notify the other Party of such pending disclosure and shall provide any reasonable assistance requested by the other Party to maintain the confidentiality of the information.

         17.2 The Parties agree that a Party will not have an adequate remedy at law in the event of a disclosure or threatened disclosure of Confidential Information in violation of this Article XVII. Accordingly, in such event, in addition to any other remedies available at law or in equity, a Party shall be entitled to specific enforcement of this Article XVII and to other injunctive and equitable remedies against such breach without the posting of any bond.

         17.3 The obligations under this Article XVII shall survive the termination of this Agreement for a period of three years.

                                 ARTICLE XVIII

                                  MISCELLANEOUS
                                  -------------

         18.1 The Parties agree to comply with, conform to, and abide by all applicable and valid laws, regulations, rules and orders of all governmental agencies and authorities, and agree that this Agreement is subject to such laws, regulations, rules and orders. All references in this Agreement to such laws, regulations, rules and orders include any successor provision. If any amendment to or replacement of the same materially alters the benefits, rights, and duties of the Parties hereunder, the Parties agree to negotiate in good faith an amendment to this Agreement to restore the respective positions of the Parties to substantially the same point as existed prior to such amendment or replacement.

         18.2 The Parties agree to use their respective best, diligent, and good faith efforts to fulfill all of their obligations under this Agreement. The Parties recognize, however, that to effectuate all the purposes of this Agreement, it may be necessary either to enter into future agreements or to amend this Agreement, or both. In that event, the Parties agree to negotiate with each other in good faith.

         18.3 This Agreement constitutes the full and complete agreement of the Parties with respect to the subject matter hereof. Any prior agreements among the Parties with respect to this subject matter are hereby superseded. This Agreement may not be amended, except by the written consent of the Parties. Waiver of any breach of any provision of the Agreement must be in writing signed by the Party waiving such breach or provision and such waiver shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision. The failure of a Party to insist upon strict performance of any provision of this Agreement or any obligation under this Agreement shall not be a waiver of such Party's right to demand strict compliance therewith in the future.

         18.4 The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

         18.5 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         18.6 This Agreement shall be construed in accordance with the internal laws of the State of Delaware without reference to the choice of law principles, except as subject to the United States Arbitration Act and the Federal Communications Act.

         18.7 Except for claims by third parties which fall within the scope of a Party's indemnification obligations, neither Party shall be liable to the other Party for any special, indirect or consequential damages.

         18.8 The Parties agree that they will not use the name, service marks or trademarks of the other party or any of its Affiliates in any advertising, publicity releases or sales presentations, without such Party's written consent. Neither Party is licensed hereunder to conduct business under any logo, trademark, service or trade name (or any derivative thereof) of the other Party.

         18.9 No Party shall make any public statement or issue any press release concerning the terms of this Agreement except as necessary to comply with requirements of any law, regulation, or the order or judgment of a court or tribunal of competent jurisdiction. If any such public statement or release is so required, and AWS and Tritel mutually agree to such statement or release, the Party making such disclosure shall consult with the other Party prior to making such statement or release and the Party shall use all reasonable efforts, act in good faith, to agree upon a text for such statement or release which is satisfactory to AWS and Tritel. Nothing contained herein is intended to limit the ability of the Parties to make statements regarding the availability to such Party's Customers of the Services to be provided hereunder by the other Party or that such other Party is the provider of such Services.

EXECUTED as of the date first written above.


AT&T WIRELESS SERVICES, INC.             TRITEL, INC.


By                                       By
   ----------------------------             ----------------------------
Name                                     Name
    ---------------------------              ---------------------------
Title                                    Title
     ---------------------------              ---------------------------

                                                                      SCHEDULE 1

                                  AT&T MARKETS

                                 [See attached]

                                                                      SCHEDULE 2

                           AFFILIATES OF TRITEL, INC.

TRITEL HOLDING CORP., a Delaware corporation

TRITEL FINANCE, INC., a Delaware corporation

Tritel Communications, Inc., a Delaware corporation

TRITEL C/F HOLDING CORP., a Delaware corporation

AIRCOM PCS, INC., an Alabama corporation

QUINCOM, INC., an Alabama corporation

DIGICOM, INC., a Delaware corporation

DIGICALL, INC., a Delaware corporation

TRITEL A/B HOLDING CORP., a Delaware corporation

NEXCOM, INC., a Delaware corporation

CLEARCALL, INC., a Delaware corporation

GLOBAL PCS, INC., a Delaware corporation

CLEARWAVE, INC., a Delaware corporation

DIGINET PCS, INC., a Delaware corporation

                                                                      SCHEDULE 3

                                 TRITEL MARKETS

                                 [See Attached]

                                                                       EXHIBIT A

                                CUSTOMER SERVICE

Promptly following the execution of this Agreement, AWS and Tritel shall negotiate in good faith the applicable customer service standards, with a goal of reaching agreement thereon by April 1, 1999.

                                                                       EXHIBIT B

                           [intentionally left blank]

                                                                       EXHIBIT C

                                 SERVICE CHARGES

SERVICE RATES:
--------------

      Airtime:
      --------

1st - 3rd Yr:   [Confidential Treatment Requested] per minute or partial minute
4th - 20th Yr:  The Average [Confidential Treatment Requested] per minute, whichever is less.

      Toll:
      -----

[Confidential Treatment Requested] per minute for interLATA or such other reciprocal lower rate as the Parties negotiate from time to time in light of cost adjustments and the actual toll charges charged by AWS to its customers for such calls; provided, however, that, in no event shall the per minute interLATA rate paid to a Party be less than the per minute rate paid by it to an unaffiliated third party for interLATA service, plus [Confidential Treatment Requested].

[Confidential Treatment Requested] per minute for intraLATA or such other reciprocal lower rate as the Parties negotiate from time to time in light of cost adjustments and the actual toll charges charged by AWS to its customers for such calls; provided, however, that, in no event shall the per minute intraLATA rate paid to a Party be less than the per minute rate paid by it to an unaffiliated third party for intraLATA service, plus [Confidential Treatment Requested].

         Rate Reductions:
         ----------------

After the expiration of the first three years, and each annual anniversary thereafter, the Parties shall negotiate in good faith roaming rates which are reasonably competitive with comparable telecommunications providers and the actual charges by AWS to its customers for such roaming calls. At no time shall the toll or airtime rates be increased.

TAXES:
------

Amount charged Serving Carrier by applicable taxing authority.

         Miscellaneous:
         --------------

Service rates are charged in full minute increments with each partial minute rounded to the next full minute. Neither Party shall be charged for incomplete calls, busy calls, feature activations, 611, #611 or interconnect fees.

No later than thirty (30) days prior to each anniversary date of this Agreement, each Party shall review the Service rates it offers to similarly-situated facilities-based wireless carriers ("Other Carriers") under similar Intercarrier Roamer Service Agreements. In the event that a Party charges such an Other Carrier a lower Service rate than it charges the other Party under this Agreement, then the Service rates set forth in this Agreement shall be amended by the Parties to include the lower rate, effective upon the anniversary date after which the rate review was made.

         Definitions:
         ------------

"Average Home Rate" means the average AWS revenues from access and airtime divided by the applicable AWS minutes of use.

                                                                       EXHIBIT D

                                 TECHNICAL DATA

                             METHODS AND PROCEDURES

         The following information is furnished by___________ to __________ pursuant to Section 6.1 of the Intercarrier Roamer Service Agreement between AT&T Wireless Services, Inc. and _____________________, by __________________:



--------------------------------------------------------------------------------
NPA/NXX      LINE RANGE      SID/BID      CITY      START DATE      END DATE
--------------------------------------------------------------------------------



By:_________________________

Title:________________________

Issue Date:___________________

The effective date shall be

----------------------------

                                                                       EXHIBIT E

                           INTEROPERABILITY STANDARDS

                                                                    Schedule E-1

                                  Core Features
                                  -------------

Below is a list and description of the Core Features to be implemented in accordance with this Agreement. These definitions are functional descriptions of the Core Features that shall be implemented.

1. CALL DELIVERY

    This capability permits a customer to receive incoming calls to his or her phone while in his or her home market or while roaming in any part of the Parties' respective Systems (together, the "Mobile Wireless System").

2. ROAMING - DO NOT DISTURB

    This capability permits a Customer, who would normally receive all incoming calls while visiting a mobile switching center that is part of the Mobile Wireless System, to temporarily inhibit the delivery of such calls. Activating this capability has no impact on the Customer's ability to originate calls or on the Customer's ability to receive calls via the roamer access ports.

3. CALL FORWARDING

    A. CALL FORWARDING IMMEDIATE

    This capability permits a Customer to send all incoming calls destined for the Customer's phone to another phone number specified by the Customer. Activating this capability has no impact on the Customer's ability to originate calls. When this capability is activated, calls are forwarded regardless of whether the Customer is located within his or her local market or whether the customer is roaming outside of such local market.

    B. CALL FORWARDING BUSY

    This capability permits a Customer to send all incoming calls destined for his or her phone to another phone number specified by the Customer when the Customer is engaged in a call.

    C. CALL FORWARDING NO ANSWER

    This capability permits a Customer to send all incoming calls destined for his or her phone to another phone number specified by the Customer when the Customer does not answer or when the Customer's phone does not respond to a page.

4. CALL WAITING

    This capability permits a Customer to receive incoming calls even though a call may already be in progress.

5. VOICEMAIL

         This capability forwards those Customer's incoming calls which are not answered by the Customer, and for which no other explicit treatment has been activated (for example, those described in item 3, above), to a voice storage and retrieval system. This capability also permits a Customer to subsequently retrieve messages from the Customer's voice mail box.

6. THREE WAY CALLING

    This capability permits a Customer to add a third party to an active two party call.

7. MESSAGE WAITING INDICATOR

    This capability is an enhancement to voice mail, and provides the Customer with the current status and the number of unheard voice mail messages waiting in his or her voice mail box.

8. CALLING NUMBER IDENTIFICATION

    This capability identifies for the Customer either the telephone number or the stored name (in the phone) of the person who is calling. It also permits a Customer to inhibit the ability of a person to whom the Customer is placing a call from identifying either the telephone number or the name of such Customer who is placing the call.

9. WIRELESS OFFICE SERVICE (WOS)

    A. WIRELESS/PBX INTERWORKING

    This capability permits WOS customers to have just one published number that delivers all incoming calls to both the wireless and PBX phone.

    B. PRIVATE NUMBER PLAN

    This capability permits a defined group of customers to call defined private network extensions by using an abbreviated unique dialing pattern (four digit dialing).

    C. PRIVATE NETWORKS

    This capability permits a WOS customer to have his or her own private or semiprivate wireless system.

    D. LOCATION ID

    This capability permits the Customer to identify the nature of the system (private, public, or residential) that the Customer is using by displaying the system's name on the phone.

10. SLEEP MODE

    This capability permits an IS 136 phone to operate in a power saving mode when camping on an IS 136 system, thereby allowing the battery standby time to increase.

11. MESSAGING

    This capability will permit a caller to deliver both numeric and alphanumeric messages of up to eighty characters to an IS 136 phone. If the Customer to whom the message has been delivered has his or her phone off or is not in the IS 136 coverage area, then messages are stored for future delivery.

    Text Dispatch Service permits people to call an operator and dictate a message which can then be converted to an alphanumeric message and delivered to the customer.

    Cut Through Paging permits people to send a numeric message while listening to the customer's voicemail greeting.

    E-mail messaging teleservice allowing an IS-136 phone to have an e-mail address.

12. AUTHENTICATION

    This capability allows for the validation of the IS-136 phone's identity.

                                                                    Schedule E-2

                              Future Core Features
                              --------------------

                                      None

                                                                    Schedule E-3

                              Performance Standards

                                GENERAL OVERVIEW

This Schedule sets out the Network and Reporting Standards established pursuant to Section 10.3.4. These Standards set out the network performance metrics and the process by which such metrics will be established, measured and reported. All metrics which represent a defined standard of quality for acceptable network operations have, or will have, specific targets.

I. NETWORK STANDARDS

There are three categories of Network Standards: network quality (the `Network Quality Category'); system performance (the `System Performance Category'); and audio quality (the "Audio Quality Category') (each hereafter referred to generally as a "Category'). For each Category of Network Standards, specific metrics have been identified to measure performance in each such Category. The detailed description of how to measure and interpret the metrics for each Category is set out in the following AWS documents (each referred to generally as a "Network Standards Document"), copies of which have been furnished to licensee:

         NETWORK QUALITY CATEGORY: Document ES-4034, Revision 1.1 dated July 30,
              1997 entitled "Network Quality Scorecard User Guide" (as referred to as the "Network Quality Standards Document"). This document is a collection of key network performance and traffic indicators (metrics) that are measured and reported on a regular basis. Network Quality Category standards also shall include satisfaction of the ANS Consistency Test attached to this Schedule E-3.

         SYSTEM PERFORMANCE CATEGORY: OSS draft document, Revision 0.7, dated
              June 17, 1997 entitled "Key Metrics for System Performance Document" (as referred to as the "System Performance Standards Document"). This document identifies the network-wide key metrics for Ericsson and Lucent switching systems, as well as cell sites, which will provide a high level assessment of the system.

         AUDIOQUALITY CATEGORY: Document PP-4027E, Revision 1.1, dated May 30,
              1996 entitled "Audio Quality Measurement (AQM)" (as referred to as the "Audio Quality Standards Document"). This document provides the basis for assessing the quality of RF transmission by describing the standards for performing audio quality measurements and the reporting of their results. AWS measures the metrics for the Audio Quality Category using the "Radio Quality Scorecard". The Radio Quality Scorecard is comprised of performance statistics derived from driving the system using the Buzzard tool.

These Network Standards Documents are, subject to the terms and conditions of this Agreement including, without limitation, this Schedule E-3, hereby incorporated into and form a part of this Agreement. In the event of any inconsistency between any part of a Network Standards Document and the provisions of this Schedule E-3, the provisions of this Schedule E-3 shall govern.

Notwithstanding anything else in this Agreement including, without limitation, this Schedule E-3, the parties acknowledge and confirm that the Network Standards Documents represent the standards and metrics currently identified by AWS as applicable to each Category. Target values for key quality related metrics are contained herein and must be met.

In addition, the parties acknowledge and confirm that the Network Standards Documents are subject to revision and such subsequent revisions to these Network Standards Documents, as well as the Call Center Quality Standards, will constitute an additional Category once they are formally implemented to be complied with, in accordance with this Agreement.

Set out below is a brief description of each Category of Network Standard and the currently established metrics for each such Category.

II.      TARGETS FOR NETWORK STANDARDS

The following targets are the minimum acceptable levels that apply to key metrics which represent overall network and system quality. These targets are subject to revision and shall be implemented in accordance with this Agreement.

         % ESTABLISHED CALLS: The percentage of call attempts to and from a mobile phone that result in a successful voice channel assignment. The target goal for this metric is 93%.

         % DROPPED CALLS: The percentage of established calls, as defined below, which terminate abnormally. The target goal for this metric is a drop call rate of 1.7 % or less.

         % HANDOFF FAILURES: The target goal for this metric is a handoff failure rate of 1.5%.

         FAILURES PER ERLANG: The ratio of failed calls to carried traffic, where failed calls are measured utilizing switch counters for originating and terminating traffic, and carried traffic is measured in erlangs. The target goal for this metric is 1.68

         SWITCH OUTAGE TIME: The amount of time (in minutes) in a month when subscribers are impacted by a cellular switch outage. Target for this metric is 10 minutes per switch per year, with all ten minutes occurring the maintenance window between 12:00 am and 5:00 am.

         % BLOCKING - CELL ROUTES: Percentage of time all cellular traffic channels (voice paths in a trunk group) are unavailable within a given measurement interval. Target for this metric is 5%.

         % BLOCKING - NETWORK ROUTES: Percentage of time all network traffic channels are unavailable within the measurement interval. Target for this metric is 5%.

         ANS CONSISTENCY TEST: The percentage of successful ANS feature deliveries, based on the following sequence: feature activation/deactivation (when applicable), test call, correct response, and call termination. The target goal for this metric is 96% for all

              ANS features. This target metric includes feature delivery failures due to call processing failures (i.e. call delivery, call origination, handoff failures, or dropped calls. These failures are estimated to be approximately 4%.)

III. REPORTING STANDARDS

Reports shall be submitted as specified in the Network Standards Documents and as specified below:

         Except as specified herein, the metric reports of Audio Quality Network
              Standards required in this Schedule E-3 (the "Results") will be submitted to AWS no less than quarterly or as otherwise specified in the Network Standards Documents.

         Reports of Results for Audio Quality Network Standards will be submitted quarterly for markets with 10,000 or more subscribers; for markets with less than 10,000 subscribers, Results need only be reported on a semi-annual basis.

         All reports of Results shall be submitted by the fifteenth day of the month following the end of the applicable reporting period.

         Results will be reported to AWS on an aggregated national basis; the aggregated national Results will reflect the distribution of the metric measured across the territory on which the report is based.

              AWS also may require a breakdown, by market, of any metric.

         With respect to the timing of the requirement for compliance with any additional metric targets that are specified or revised target goals, such requirements will be implemented as part of this Schedule E-3 once they are formally adopted for internal use by AWS. The parties agree to meet promptly after their effective date to discuss the implementation of these additional specific targets and metric specifications.


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